Execution Copy

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

Table of Contents

PART 1. DEFINITIONS

1.1. ACCRUAL-BASED BENEFIT
1.2. ACCRUED BENEFIT
1.3. ACCRUED PERCENTAGE
1.4. ACTUARIAL EQUIVALENT
1.5. ANNUAL ANNUITY EQUIVALENT
1.6. BENEFICIARY
1.7. BOARD OR BOARD OF DIRECTORS
1.8. CALENDAR YEAR
1.9. CHANGE IN CONTROL
1.10. CODE
1.11. COMPENSATION
1.12. EFFECTIVE DATE
1.13. FINAL AVERAGE COMPENSATION
1.14. GOOD REASON
1.15. INSURANCE POLICY
1.16. NORMAL RETIREMENT BENEFIT
1.17. NORMAL RETIREMENT DATE
1.18. SBERA
1.19. TERMINATING EVENT
1.20. TRUST
1.21. TRUSTEE

PART 2. BENEFITS

2.1. TERMINATION OF SERVICE AT NORMAL RETIREMENT DATE
2.2. TERMINATION OF SERVICE BEFORE NORMAL RETIREMENT DATE
2.3. BENEFITS UPON CHANGE IN CONTROL
2.4. DEATH BENEFITS
2.5. DISABILITY
2.6. NO BENEFITS UPON DISCHARGE FOR CAUSE
2.7. DISCHARGE FOR CAUSE

PART 3. ADDITIONAL PROVISIONS

3.1. ALTERNATIVE FORMS OF BENEFIT PAYMENT
3.2. BENEFICIARY DESIGNATION PROCEDURE
3.3. ASSISTANCE IN PURCHASE OF LIFE INSURANCE
3.4. ALIENABILITY AND ASSIGNMENT PROHIBITION
3.5. BINDING OBLIGATION OF BANK AND ANY SUCCESSOR IN INTEREST
3.6. AMENDMENT
3.7. GENERAL
3.8. HEADINGS
3.9. APPLICABLE LAW
3.10. NAMED FIDUCIARY AND PLAN ADMINISTRATOR
3.11. CLAIMS PROCEDURE
3.12. ARBITRATION
3.13. ENTIRE AGREEMENT
3.14. INTERPRETATION
3.15. EMPLOYMENT
3.16. REGULATORY PROVISIONS
3.17. COMMUNICATIONS

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This Agreement is made and entered into as of August 23, 2001 and effective as of the Effective Date by and between Abington Savings Bank, a Bank organized and existing under the laws of The Commonwealth of Massachusetts (the “Bank”) and a wholly-owned subsidiary of Abington Bancorp, Inc. (the “Holding Company”), and James P. McDonough, a key employee and executive of the Bank (the “Executive”).

WITNESSETH.

Whereas, the Executive is a valuable, key employee of the Bank, serving the Bank as its Chief Executive Officer; and

Whereas, because of the Executive’s experience, knowledge of the affairs of the Bank, and reputation and contacts in the banking industry, the Bank deems the Executive’s continued employment with the Bank important for its future growth; and

Whereas, it is the desire of the Bank and in its best interest that the Executive’s services be retained; and

Whereas, in order to induce the Executive to continue in the employ of the Bank, the Bank has entered into this Agreement to provide him or his beneficiaries with certain benefits in accordance with the terms and conditions hereinafter set forth; and

Whereas, the Bank has established a trust (as defined in Section 1.20, the “Trust”) and desires to contribute to the Trust certain assets that shall be held therein, subject to the terms of the Trust, until such time as benefits have been paid to the Executive and his beneficiaries as specified herein;

Now, therefore, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained, it is agreed as follows:

Part 1. Definitions

1.1.  Accrual-Based Benefit shall mean an amount equal to the aggregate of all amounts accrued by the Bank or the Holding Company between the date of this Agreement and the end of the Calendar Year in which the Executive’s employment terminates for the cost of the benefits payable under this Agreement.

1.2.  Accrued Benefit shall mean the Executive's Normal Retirement Benefit calculated on the basis of the Final Average Compensation as of the date (except as otherwise provided in Section 2.3) on which the Executive's employment with the Bank or Holding Company terminates, multiplied by the Accrued Percentage.

1.3.  Accrued Percentage.  The Accrued Percentage shall not exceed one hundred percent (100%) and shall be determined as follows:

1.3.1. The Accrued Percentage shall be one hundred percent (100%) if any of the following shall occur:

(a) The Executive terminates his employment with the Bank or Holding Company for Good Reason (as such term is defined in Section 1.14); or

(b) The Bank or Holding Company terminates the Executive's employment with the Bank or Holding Company for any reason whatsoever other than for "Cause" (as such term is defined in, and in accordance with the procedures set forth in, Section 2.7); or

(c) The Executive terminates his employment with the Bank or Holding Company on or after the date he attains the age of sixty (60); or

(d) A Terminating Event (as such term is defined in Section 1.19) occurs within three years of a Change in Control (as such term is defined in Section 1.9).

1.3.2. The Accrued Percentage shall be zero if the Bank or Holding Company terminates the Executive’s employment for “Cause” (as such term is defined in Section 2.7).

1.3.3. In all other cases, the Accrued Percentage shall be determined by deducting from one hundred percent (100%) a percentage determined by multiplying (x) 1/30 times (y) the number of whole and partial years between the date on which the Executive's employment with the Bank or the Holding Company or a successor in interest terminated and the date on which the Executive would attain the age of 60.

1.4.  Actuarial Equivalent shall mean a benefit of equivalent current value to the benefit which could otherwise have been provided to the Executive, computed on the basis of the discount rates, mortality tables and other assumptions then being used by SBERA in determining the actuarial equivalent of payments being made by SBERA to its Retirement Plan beneficiaries.

1.5.  Annual Annuity Equivalent for a 401(k) plan or other defined contribution plan shall be equal to the annual benefit payable from a single life annuity on the Executive’s life from a company holding at least an AA rating from Moody's, Standard & Poor's or an equivalent rating service.  For purposes of this Section 1.5, the amount available to invest in said annuity shall be assumed to be the total of (x) the employer’s contributions to the defined contribution plan on the Executive’s behalf (which contributions shall not include the so-called “individual contributions” on the Executive’s behalf (it being understood that such “individual” contributions are made by the Bank or the Holding Company pursuant to a salary reduction agreement with the Executive)) and (y) the amount which would have been earned on such contributions at an assumed rate of seven percent (7%) per year.

1.6.  Beneficiary shall mean the person or persons designated by the Executive in accordance with Section 3.2 hereof to receive benefits under this Agreement after the death of the Executive.

1.7.  Board or Board of Directors shall mean the Board of Directors of the Bank, or, where the context requires, the Board of Directors of the Holding Company.

1.8.  Calendar Year shall mean a calendar year from January 1 to December 31.

1.9.  Change in Control shall have the meaning defined in that certain Special Termination Agreement restated as of the 31st day of January, 1997 by and among the Holding Company, the Bank, and the Executive.

1.10.  Code shall mean the Internal Revenue Code of 1986, as amended.

1.11. Compensation shall mean all compensation reported on the Executive's Form W-2 (Wages, tips, other compensation box) for a Calendar Year, including, but not limited to, any bonuses actually paid by the Bank or the Holding Company to the Executive during the Calendar Year but adding thereto any amount which is contributed by the Bank or the Holding Company  on the Executive’s behalf pursuant to a salary reduction agreement and which is not includable in the Executive's gross income under section 125, 402(e)(3), 402(h), or 403(b) of the Code, and excluding therefrom any taxable employee benefits of any kind (e.g., reimbursements of moving and relocation expenses, insurance premiums, automobile, health, medical, and dental expenses, the cost of group-term life insurance, compensation arising from the exercise of a nonqualified stock option or from a stock grant, and any fringe benefit) which is not excluded from gross income under Section 132 of the Code..

1.12.  Effective Date.  The Effective Date of this Agreement shall be August 23, 2001.

1.13.  Final Average Compensation shall mean the average of the Compensation of the Executive for the three Calendar Years (out of his final five Calendar Years of employment with the Bank or the Holding Company) during which his Compensation was the highest.

1.14.  Good Reason shall mean:

1.14.1. The failure of the Board of Directors of the Holding Company or the Bank to elect the Executive to the office of Chief Executive Officer, or to continue the Executive in such offices; or

1.14.2. A reduction (other than concurrently with across–the–board salary reductions based on the Bank’s financial performance similarly affecting all senior management personnel of the Bank) in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time; or

1.14.3. A material reduction by the Holding Company or the Bank in the amount and type of employee benefits being provided to the Executive by the Holding Company or the Bank as of the date of this Agreement (other than as a result of a company-wide program to restructure the nature of the benefits being provided to employees generally); or

1.14.4. A significant diminution in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties; or

1.14.5. A material breach by the Holding Company or the Bank of any of the provisions of this Agreement which failure or breach shall have continued for thirty (30) days after written notice from the Executive to the Holding Company or the Bank specifying the nature of such failure or breach; or

1.14.6. The Executive’s disability (determined as provided in Section 2.5), due to physical or mental illness, so as to be unable to perform substantially all of his duties and responsibilities as Chief Executive Officer of the Holding Company or the Bank; or

1.14.7. The failure of the Holding Company or the Bank to obtain a satisfactory agreement from any successor thereof to assume and agree to perform this Agreement.

In addition, “Good Reason” shall include the following events but only if they shall occur within three years following a Change in Control:

1.14.8. The failure by the Holding Company or the Bank to continue to provide the Executive with benefits substantially similar to those available to the Executive under any of the life insurance, medical, health and accident, or disability plans or any other material benefit plans in which the Executive was participating at the time of the Change in Control, or the taking of any action by the Holding Company or the Bank which would directly or indirectly materially reduce any of such benefits, or the failure by the Holding Company or the Bank to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of employment with the Holding Company or the Bank in accordance with the normal vacation policies in effect at the time of the Change in Control; or

1.14.9. A reasonable determination by the Executive that, as a result of a Change in Control, he is unable to exercise the responsibilities, authorities, powers, functions or duties exercised by the Executive immediately prior to such Change in Control; or

1.14.10. A reasonable determination by the Executive that, as a result of a Change in Control, his working conditions have significantly worsened.

1.15.  Insurance Policy shall mean such insurance policy or policies (if any) as the Bank or the Holding Company, in its sole and absolute discretion, may choose to purchase to fund some or all of the benefits payable hereunder.

1.16.  Normal Retirement Benefit shall mean a single life annuity payable (as provided hereinafter in this Section 1.16) as an annual supplemental retirement benefit ("Supplemental Benefit").  The amount of such Supplemental Benefit shall be calculated by (x) multiplying (i) 65% times (ii) the Executive’s Final Average Compensation and by (y) subtracting from such result the following: (i) one half of the annual amount payable (before earnings reductions) to the Executive as a primary social security retirement benefit at age 65, (ii) the annual pension payable to the Executive (excluding any pension payable to the Executive that is attributable to the Executive's own contributions) from defined benefit pension plans of the Bank or the Holding Company at his Normal Retirement Date, as if such pension were paid as a single-life annuity, and (iii) the Annual Annuity Equivalent (computed as of the Normal Retirement Date) for any defined contribution plans (including 401(k) plans and the Holding Company’s ESOP) maintained by either the Bank or the Holding Company during the Executive’s employment.  The Normal Retirement Benefit shall be an annual benefit in an amount equal to the Supplemental Benefit payable in equal monthly installments commencing on the Normal Retirement Date and continuing for the Executive's life, or a minimum of twenty years, whichever is longer.

1.17.  Normal Retirement Date shall mean the date on which the Executive attains age sixty-five (65).

1.18.  SBERA shall mean the Savings Banks Employees Retirement Association.

1.19.  Terminating Event shall mean any of the following:

1.19.1. Termination by the Holding Company or the Bank of the Executive’s employment for any reason whatsoever other than (i) the Executive’s death or (ii) for “Cause” (as such term is defined in, and in accordance with the procedures set forth in, Section 2.7), or

1.19.2. Resignation of the Executive from the employ of the Bank and the Holding company for Good Reason, while the Executive is not receiving payments or benefits from the Holding Company or the Bank by reason of the Executive’s disability.

1.20.  Trust shall mean that certain  Trust Agreement established by the Bank with the Trustee for the benefit of the Executive in connection with certain supplemental retirement benefits.

1.21.  Trustee shall mean the trustee appointed under the Trust.

Part 2. Benefits

2.1.  Termination of Service At Normal Retirement Date.  If the Executive terminates service as an employee with the Bank on or after the Normal Retirement Date (other than for “Cause”, which is provided for in Section 2.6), he shall receive a Normal Retirement Benefit.  He shall commence to receive such Normal Retirement Benefit on his Normal Retirement Date.

2.2.  Termination of Service Before Normal Retirement Date.  If the Executive’s service as an employee of the Bank or the Holding Company terminates (other than by reason of death (which is provided for in Section 2.4), other than for “Cause” (which is provided for in Section 2.6), and other than by reason of disability (which is provided for in Section 2.5)) before his Normal Retirement Date, he shall be entitled to receive his Accrued Benefit .  He shall commence to receive such Accrued Benefit at his Normal Retirement Date or, if he so elects and the Board consents, he may commence to receive the Actuarial Equivalent of such Accrued Benefit at an earlier date.  In the event that the Executive requests permission to commence receiving the Actuarial Equivalent of his Accrued Benefit before his Normal Retirement Date and the Board refuses to grant permission for such early commencement of payments, the Executive may request the Board to reconsider its decision.  If the Board has not agreed to permit such early payment by a date which is thirty days after the request for reconsideration was made, the Executive shall have the right to receive upon written application to the Holding Company the Actuarial Equivalent of such Accrued Benefit, less a penalty of 7%.  If the Executive begins to receive his Accrued Benefit prior to attaining his Normal Retirement Date, the benefit shall be the Actuarial Equivalent of the benefit that would have been payable if the benefit had been paid at the Executive's Normal Retirement Date.

2.3.  Benefits Upon Change in Control.  If within three years following a Change in Control and before the Normal Retirement Date a Terminating Event occurs with respect to the Executive, the Executive will be entitled to receive his Normal Retirement Benefit, calculated as if the following had occurred:  (a) the Executive continued his employment with the Bank until the Normal Retirement Date, (b) the annual rate of his base compensation with the Bank in effect at the time of the termination of employment was increased, on a compound basis, by 6% on each May 1 occurring after the date of termination of employment and prior to the Normal Retirement Date, and (c) the Executive’s annual compensation was paid in twenty-six equal bi-weekly installments.  The Normal Retirement Benefit, as so calculated, will generally be payable at the Normal Retirement Date, provided that, with the consent of the Board of Directors, an Actuarial Equivalent of such benefit may be paid (or commenced) to the Executive or former Executive at an earlier date. In the event that the Executive requests permission to commence receiving his Benefit before his Normal Retirement Date and the Board refuses to grant permission for such early commencement of payments, the Executive may request the Board to reconsider its decision.  If the Board has not agreed to permit such early payment by a date which is 15 days after the request for reconsideration is made, the Executive shall have the right to receive upon written application to the Bank the Actuarial Equivalent of such Normal Retirement Benefit, less a penalty of 7%.

2.3.1. Upon a Change in Control, the Bank shall, as soon as possible, but in no event later than 30 days following the Change in Control, make an irrevocable contribution to the Trust in an amount that is sufficient, as determined by an actuary appointed by the Trustee, to pay the Executive or his Beneficiary the full benefits to which he or she would be entitled pursuant to the terms of this Agreement as of the date on which the Change in Control occurred, assuming that (x) the Accrued Percentage was 100%, (y) a Terminating Event had occurred with respect to the Executive as of the date of the Change in Control, and (z) the Board had agreed to pay such benefits to the Executive or his Beneficiary, on an Actuarial Equivalent basis, as of the date of the Change in Control.  Within the same time period following a Change in Control, the Bank shall make a further irrevocable contribution to the Trust in an amount sufficient to pay for the Trustee’s fees and for actuarial, accounting, legal and other professional or administrative services necessary to implement the terms of this Agreement following a Change in Control.  Such amount shall be determined by the Trustee’s estimate of its fees (as provided in the Trust Agreement) and by estimates obtained by the Trustee from the independent actuaries, accountants, lawyers and other appropriate professional and administrative personnel who provided such services to the Trust or the Bank immediately before the Change in Control.

2.3.2. If the Executive would be entitled to receive payment of a benefit under this Section 2.3 and under Section 2.2, the provisions of Section 2.2 shall not apply and this Section 2.3 shall be controlling.

2.4.  Death Benefits.  The provisions of this Section 2.4 shall expire and be of no further force or effect from and after the Normal Retirement Date.  The benefits payable under this Section 2.4 shall be in lieu of and in complete substitutions for any and all benefits otherwise payable under this Agreement.

2.4.1.  Nature of Death Benefit.  If the Executive dies before commencing to receive benefits under this Agreement and either (i) prior to the termination of his employment with the Holding Company and the Bank or (ii) after the Executive’s employment with the Bank and the Holding Company has been terminated by reason of his having become disabled, then a death benefit shall be payable to the Executive’s Beneficiary not later than sixty days following the death of the Executive.  The death benefit shall be a single lump sum distribution payable not later than 60 days after the date of his death and shall have two components, as follows. The first component of the death benefit shall be an amount equal to three times the Executive’s Final Average Compensation (“Compensation-Based Benefit”), and the second component shall be an amount equal to the Accrual-Based Benefit determined as of the date of the Executive’s death.

2.4.2.  Split Dollar Agreement.  Although the Bank is under no obligation to fund the benefits payable under this Agreement with any form of insurance, as of the date of this Agreement the Bank has purchased an Insurance Policy and has entered into that certain Split Dollar Agreement with the Executive of even date herewith, providing for the endorsement of the Insurance Policy so as to provide a death benefit to the Executive’s Beneficiary in an amount equal to the Compensation-Based Benefit. Any amounts received by the Executive’s Beneficiary with respect to the Insurance Policy shall be deducted from amounts otherwise payable by the Bank to the Executive’s Beneficiary pursuant to this Section 2.4.

2.4.3.  Gross-Up of Payments.  In the event that no Insurance Policy is in place at the time a death benefit is payable to the Executive’s Beneficiary (and as a result, the Compensation-Based Benefit is treated as Income with Respect to a Decedent pursuant to Section 691 of the Code or by any successor provision, by reason of such benefit not being considered to be life insurance proceeds), the Bank shall, in addition to the Compensation-Based Benefit, pay to the Executive’s Beneficiary an amount necessary to ensure that, after the payment of any federal, state, or local taxes imposed as a result of the treatment of the Compensation-Based Benefit as Income with Respect to a Decedent, the Executive’s Beneficiary receives and retains, free from liability for any taxes, a net amount equal to the amount the Executive’s Beneficiary would have received and retained had the Compensation-Based Benefit been considered to be life insurance proceeds.  It is intended that the net after-tax Compensation Based Benefit received by the Executive’s Beneficiary, after taking into account the payments made pursuant to this Section 2.4.3, shall be equal to the net Compensation-Based Benefit that the Executive’s Beneficiary would have received if such benefit had not been treated as Income with Respect to a Decedent.

2.5.   Disability.  In the event that the Executive shall become "disabled" (as defined below) while in the employ of the Holding Company and the Bank and prior to his Normal Retirement Date, he shall become vested in his Accrued Benefit, computed at the time of the Executive's disability with an Accrued Percentage of 100%.  He shall commence to receive such Accrued Benefit at his Normal Retirement Date or, if he so elects and the Board consents, he may commence to receive the Actuarial Equivalent of such Accrued Benefit at an earlier date.  In the event that the Executive requests permission to commence receiving the Actuarial Equivalent of the Accrued Benefit before his Normal Retirement Date and the Board refuses to grant permission for such early commencement of payments, the Executive may request the Board to reconsider its decision.  If the Board has not agreed to permit such early payment by a date which is 15 days after the request for reconsideration was made, the Executive shall have the right to receive upon written application to the Holding Company the Actuarial Equivalent of the Accrued Benefit, less a penalty of 7%.  Payments under this Section 2.5 shall be in addition to any payments otherwise payable to the Executive as a result of disability under any other plans or agreements in effect from time to time.

2.5.1. The Executive shall be considered to be “disabled” when he is no longer capable of performing the material aspects of his employment duties for the Bank as a result of physical and/or mental impairment.  The Executive shall be considered to be no longer “disabled” at such time as he returns to work in a position with responsibilities comparable to those inherent in the position in which he was employed on the date he became “disabled.”

2.5.2. If the Executive recovers from his disability and returns to the employ of the Bank, his disability benefit shall terminate, and upon his subsequent termination of service as an employee of the Bank or Holding Company he shall be entitled to such retirement or termination benefits as he would otherwise have been entitled to if he had been employed by the Bank or Holding Company throughout his period of disability, as appropriately adjusted to reflect any benefits previously paid under this Section 2.5.  For purposes of the accrual of benefits under this Agreement, time spent on disability shall be deemed to be time spent as an employee of the Bank or Holding Company.

2.5.3. In the event there is disagreement as to whether the provisions of this Section 2.5 are applicable, the Bank and the Executive (or his personal representative) each shall select a physician.  If the physicians are in disagreement, they shall select a third physician.  A majority opinion of the three physicians as to disability shall be binding on all the parties hereto.  The parties agree that the Bank will, regardless of the outcome of this procedure, reimburse the Executive (or his surviving spouse or Beneficiary, as the case may be) for the reasonable and necessary fees and costs directly attributable to such procedure.

2.6.  No Benefits Upon Discharge for Cause.  Should the Executive be discharged for Cause in accordance with the procedures set forth in Section 2.7 at any time (before or after his Normal Retirement Date), all Benefits under Part 2 of this Agreement shall be forfeited.  If a dispute arises as to discharge for “Cause”, such dispute shall be resolved by arbitration as set forth in Section 3.12 of this Agreement.

2.7.  Discharge for Cause.

2.7.1. Cause.  The term “Cause” shall mean the Executive’s deliberate dishonesty with respect to the Holding Company or the Bank or any subsidiary or affiliate thereof; conviction of a crime involving moral turpitude; or gross and willful failure to perform (other than on account of a medically determinable disability which renders the Executive incapable of performing such services) a substantial portion of the Executive’s duties and responsibilities as an officer of the Holding Company or the Bank, which failure continues for more than thirty days after written notice given to the Executive pursuant to a two-thirds vote of all of the members of the Board then in office, such vote to set forth in reasonable detail the nature of such failure.  Notwithstanding the foregoing, the Executive shall not be deemed to have been discharged for “Cause” unless and until there shall have been delivered to him a copy of a certification by the Clerk of the Holding Company or the Bank that two-thirds of the entire Board of Directors of the Holding Company or the Bank found in good faith that the Executive was guilty of conduct which is deemed to be Cause as defined in this Section 2.7 and specifying the particulars thereof, after reasonable notice to the Executive setting forth in reasonable detail the nature of such Cause and an opportunity for him,  together with his counsel, to be heard before the Board in accordance with the provisions of Section 2.7.2.

2.7.2. Board Termination Procedure.  In each case, in determining Cause the alleged acts or omissions of the Executive shall be measured against standards prevailing in the banking industry generally and the ultimate existence of Cause must be confirmed by not less than two-thirds of the Board at a meeting prior to any termination therefor; provided, however, that it shall be the Holding Company’s or the Bank’s burden to prove the alleged facts and omissions and the prevailing nature of the standards the Bank shall have alleged are violated by such acts and/or omissions of the Executive. In the event of such a confirmation by two-thirds or more of the Board, the Holding Company or the Bank shall notify the Executive that the Bank intends to terminate the Executive’s employment for Cause under this Section 2.7 (the “Confirmation Notice”). The Confirmation Notice shall specify the acts or omissions upon the basis of which the Board has confirmed the existence of Cause and must be delivered to the Executive within ninety (90) days after a majority of the Board (excluding, if applicable, the Executive) has actual knowledge of the events giving rise to such purported termination. If the Executive notifies the Bank in writing (the “Opportunity Notice”) within thirty (30) days after the Executive has received the Confirmation Notice, the Executive (together with counsel) shall be provided one opportunity to meet with the Board (or a sufficient quorum thereof) to discuss such acts or omissions. Such meeting shall take place at the principal offices of the Holding Company or the Bank or such other location as agreed to by the Executive and the Bank. During the period commencing on the date the Bank receives the Opportunity Notice and ending on the date next succeeding the date on which such meeting between the Board (or a sufficient quorum thereof) and the Executive is scheduled to occur and not withstanding anything to the contrary in this Agreement, the Executive shall be suspended from employment with the Holding Company or the Bank (with pay to the extent not prohibited by applicable law), and the Board may, during such suspension period, reasonably limit the Executive’s access to the principal offices of the Holding Company or the Bank or any of its assets. If the Board properly sets the date of such meeting and if the Board (or a sufficient quorum thereof) attends such meeting and in good faith does not rescind its confirmation of Cause at such meeting or if the Executive fails to attend such meeting for any reason, the Executive’s employment by the Holding Company and/or the Bank shall, immediately upon the closing of such meeting and the delivery to the Executive of the Notice of Termination, be terminated for Cause. If the Executive does not respond in writing to the Confirmation Notice in the manner and within the time period specified in this Section 2.7.2, the Executive’s employment with the Holding Company and/or the Bank shall, on the thirty–first day after the receipt by the Executive of the Confirmation Notice, be terminated for Cause under this Section 2.7.

                                2.7.3. No Limitation on Authority of Board.  As is provided in Section 3.15, nothing contained in this Agreement (and nothing contained in this Section 2.7) shall in any way limit the right of the Holding Company or the Bank to discharge the Executive with or without Cause or to limit the access of the Executive to the premises or assets of the Bank or the Holding Company.

Part 3. Additional Provisions

             3.1. Alternative Forms of Benefit Payment.  The Executive shall have the right upon becoming subject to the Plan to elect the form of payment in which his benefit is to be paid.  Such election shall be submitted in writing to the Executive Vice President or Treasurer of the Bank.  In any Calendar Year prior to the year in which amounts become payable hereunder, and at least six months prior to the Executive’s termination of employment, the Executive may change the form of payment he has elected. In lieu of the annuity form of payment otherwise provided in this Agreement, upon request the Executive may obtain an Actuarially Equivalent form of payment; provided that such form is a permitted form of benefit under the SBERA Pension Plan.  Acceptable forms of payment presently include:

•        Lump Sum (but only with the permission of the Board)

•        Life Annuity

•        Joint and 50% Survivor Annuity or Joint and 100% Survivor Annuity

             3.2. Beneficiary Designation Procedure.  The Executive may designate one or more Beneficiaries to receive specified percentages of any death benefit payments to be paid hereunder.  The Executive shall designate any such Beneficiaries in writing and shall submit such writing to the Executive Vice President or Treasurer of the Bank.  Only designated Beneficiaries alive at the Executive’s death shall be entitled to share in the benefit payments.  Absent a contrary specification by the Executive in writing submitted to the Chairman or Treasurer of the Bank, each Beneficiary alive at the Executive’s death (or, in the case of the Beneficiary’s death after the Executive’s death, the Beneficiary’s estate) shall share equally in death benefit payments.  If no designated Beneficiary is alive at the Executive’s death, his surviving spouse shall be entitled to all death benefit payments.  If the Executive dies leaving neither a designated Beneficiary nor a surviving spouse, his estate shall be entitled to any death benefit payments. Except to the extent specifically provided in this Section 3.2, the Executive may not, without the written consent of the Bank, assign to any individual, trust or other organization, any right title or interest in the Insurance Policy nor any rights, options, privileges or duties created under this Agreement.

             3.3. Assistance in Purchase of Life Insurance.  If the Bank elects to invest in an Insurance Policy, the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

             3.4. Alienability and Assignment Prohibition.  Neither the Executive, his surviving spouse nor any other Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.  In the event the Executive or any Beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

             3.5. Binding Obligation of Bank and any Successor in Interest.  This Agreement shall bind the Executive and the Bank, their heirs, successors, personal representatives and assigns. The Bank expressly agrees that it shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Agreement.

             3.6. Amendment.  During the lifetime of the Executive, this Agreement may be amended only with the mutual written assent of the Executive and the Bank.

             3.7. General.  The benefits provided by the Bank to the Executive pursuant to this Agreement are in the nature of a fringe benefit and shall in no event be construed to affect or limit the Executive’s current or prospective salary increases, cash bonuses or profit-sharing distributions or credits or his right to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan.

             3.8. Headings.  Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

             3.9. Applicable Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Massachusetts without regard to its principles of conflicts of laws.

             3.10. Named Fiduciary and Plan Administrator.  The “Named Fiduciary and Plan Administrator” of this plan shall be Abington Savings Bank until another administrator is chosen by the Board.  As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the benefits to be provided under this Agreement.  The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

             3.11. Claims Procedure.  In the event a dispute arises over benefits under this Agreement and benefits are not paid to the Executive (or to his Beneficiary in the case of the Executive’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Plan Administrator named above within sixty (60) days from the date payments are refused.  The Plan Administrator shall review the written claim, and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim their specific reasons for such denial, reference to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired.  A claim shall be deemed to have been denied if the Plan Administrator fails to take any action within the aforesaid sixty-day period.

If claimants desire a second review, they shall notify the Plan Administrator in writing within ninety (90) days of the first claim denial.  Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate.  In its sole discretion, the Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

             3.12. Arbitration.  Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, or any failure to agree where agreement of the parties is necessary pursuant hereto, including the determination of the scope of this agreement to arbitrate, shall be resolved by the following procedures:

3.12.1. The parties agree to submit any dispute to final and binding arbitration administered by the American Arbitration Association (the “AAA”), pursuant to the Commercial Arbitration Rules of the AAA as in effect at the time of submission.  The arbitration shall be held in Boston, Massachusetts before a single, neutral, independent, and impartial arbitrator (the “Arbitrator”).

3.12.2. Unless the parties have agreed upon the selection of the Arbitrator before then, the AAA shall appoint the Arbitrator within thirty (30) days after the submission to the AAA for binding arbitration.  The arbitration hearings shall commence within fifteen (15) days after the selection of the Arbitrator.  Each party shall be limited to two pre-hearing depositions each lasting no longer than two (2) hours.  The parties shall exchange documents to be used at the hearing no later than ten (10) days prior to the hearing date.  Each party shall have no longer than three (3) hours to present its position, and the entire proceedings before the Arbitrator shall be on no more than two (2) hearing days within a two week period.  The award shall be made no more than ten (10) days following the close of the proceeding.  The Arbitrator’s award shall not include consequential, exemplary, or punitive damages.  The Arbitrator’s award shall be a final and binding determination of the dispute and shall be fully enforceable in any court of competent jurisdiction.  Except in a proceeding to enforce the results of the arbitration, neither party nor the Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

             3.13. Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations, prior draft agreements, and discussions of the parties, whether oral or written. This Agreement specifically supersedes and replaces in its entirety that certain Supplemental Executive Retirement Agreement, made and entered into as of the 26th day of March, 1998 by and between the Bank and the Executive.

             3.14. Interpretation.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The recitals hereto constitute an integral part of this Agreement.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement.

             3.15. Employment.  No provision of this Agreement shall be deemed to restrict or limit any existing employment agreement by and between the Holding Company or the Bank and the Executive, nor shall any conditions herein create specific employment rights to the Executive nor limit the right of the Holding Company or the Bank to discharge the Executive with or without Cause.  In a similar fashion, no provision shall limit the Executive’s rights to voluntarily terminate his employment at any time.  The benefits provided by this Agreement are not part of any salary reduction plan or any arrangement deferring a bonus or salary increase.  The Executive has no option to take any current payment or bonus in lieu of these benefits.

             3.16. Regulatory Provisions.  The Executive confirms that he is aware of the fact that the Federal Deposit Insurance Corporation has the power to preclude the Bank from making payments to the Executive under this Agreement under certain circumstances.  The Executive agrees that the Bank shall not be deemed to be in breach of this Agreement if it is precluded from making a payment otherwise payable hereunder by reason of regulatory requirements binding on the Bank.

             3.17. Communications.  All notices and other communications hereunder shall be in writing and shall given by hand, sent by facsimile transmission with confirmation of receipt requested, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the their respective addresses set forth below (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To the Bank or Holding Company:

Abington Savings Bank

536 Washington Street

Abington, Massachusetts 02351

Attention: Treasurer

To the Executive:

James P. McDonough

41 Gardner Way

Hanover, Massachusetts 02339

In Witness Whereof, the parties have executed this Agreement as an instrument under seal, as of the date first written above.

Abington Savings Bank

By:
Witness		Title

Witness		James P. McDonough

The undersigned hereby guarantees the

obligations of Abington Savings Bank

under the foregoing agreement

Abington Bancorp, Inc.

By:

Title:

[Seal]